newsrelease
CTS CORPORATION  Elkhart, Indiana 46514   (574) 523-3800

April  24, 2012

FOR RELEASE:  Immediately

CTS ANNOUNCES FIRST QUARTER 2012 FINANCIAL RESULTS

Maintains Full-Year Earnings Per Share Guidance for 2012

Elkhart, IN. . .CTS Corporation (NYSE: CTS) today announced first quarter 2012 revenues of $147.0 million, a decrease of 3% from the same period last year and a 2% increase from the fourth quarter 2011 revenues. First quarter 2012 net earnings were $2.3 million, or $0.07 per diluted share, compared to $5.1 million, or $0.15 per diluted share, in the same period last year. First quarter 2012 was affected by the following items:

–
Timing of Thailand flood-related insurance reimbursements.  The first quarter benefited from some insurance recoveries that related to 2011 expenses, due to a normal timing lag in recovery.  CTS expects approximately $4.0 million, or $0.08 per share, in first quarter business interruption expenses to be reimbursed in the second quarter of 2012.  Similarly, the second quarter flood-related expenses are expected to be reimbursed during the third quarter.

–	The Company’s second pedal module for a global vehicle platform was introduced and we also began to ramp up our new piezoceramic product for hard disk drive (HDD) applications.
–	Non-cash pension expense was approximately $1.0 million, or $0.02 per share, higher in the first quarter due to lower discount rates and asset returns.
–	Delayed recovery of approximately $0.8 million, or $0.02 per share, in certain engineering prototype expense and rare earth cost increases from customers.
–	The Valpey-Fisher acquisition was completed with integration activities on track.

First quarter 2012 Components and Sensors segment sales grew $4.4 million, or 6%, from the same period last year.  Automotive sensor and actuator sales increased $1.8 million, or 4%, year-over-year primarily due to introduction of a new global pedal module. Electronic component sales increased $2.6 million, or 10%, from the new piezoceramic HDD product launch and incremental sales from the Valpey-Fisher acquisition, partially reduced by lower demand from telecom equipment providers.  EMS first quarter sales decreased $8.9 million, or 11%, year-over-year primarily resulting from the continued impact of the Thailand flood. Some production at the Thailand facility has begun with volumes scheduled to ramp up over the next few months reaching normal capacity utilization by the end of second quarter 2012.

Other Noteworthy Items
–
During the first quarter of 2012, the Company repurchased approximately 272,100 shares for $2.7 million, at an average price of $10.05. Approximately 302,000 shares remain in our one million share buyback authorization.

–
The first quarter debt balance increased by $34.3 million from year-end due primarily to higher working capital requirements, the Thailand flood and approximately $15 million for the Valpey-Fisher acquisition, net of cash acquired.  Cash balances increased $8.0 million from year-end.

–	First quarter capital expenditures were $4.4 million, or 3% of sales, compared to $3.2 million, or 2.1% of sales, in the same period last year.

Commenting on first quarter 2012 results, Vinod M. Khilnani, CTS Chairman and Chief Executive Officer, stated, “While our performance in the first quarter was lower than expected, many of the issues were timing-related or unique due to new product launch activities. We remain excited about our growth initiatives, which are on track to drive strong performance over the next several years.”

While the global macro economic environment remains cautious and we expect the unfavorable impact from a weak Euro to continue, sales from new programs, combined with the catch up reimbursements discussed earlier, will benefit the earnings in the coming quarters.  As a result, management is maintaining its guidance, with full-year 2012 sales expected to increase in the range of 10% to 13% over 2011, and diluted earnings per share in 2012 to be in the range of $0.75 to $0.80.

SEGMENT INFORMATION
($ in thousands)
	Components and	EMS	Total
	Sensors
First Quarter of 2012

Net sales to external customers	$76,418	$70,551	$146,969
Segment operating earnings before corporate and shared services charges	$7,344	$455	$7,799
Corporate and shared services charges	$(4,324)	$(1,543)	$(5,867)
Segment operating earnings/(loss) (1)	$3,020	$(1,088)	$1,932

Fourth Quarter of 2011

Net sales to external customers	$70,699	$73,300	$143,999
Segment operating earnings before corporate and shared services charges	$10,207	$3,722	$13,929
Corporate and share services charges	$(3,638)	$(647)	$(4,285)
Segment operating earnings (2)	$6,569	$3,075	$9,644
Expenses not allocated to business segments:
- Restructuring and related charges			$(2,444)
Total operating earnings			$7,200

First Quarter of 2011

Net sales to external customers	$72,031	$79,487	$151,518
Segment operating earnings before corporate and shared services charges	$9,805	$1,830	$11,635
Corporate and shared services charges	$(4,049)	$(1,827)	$(5,876)
Segment operating earnings	$5,756	$3	$5,759

(1) EMS segment’s operating loss of $(1,088) includes $1,769 of insurance recovery for property damage related to the flood at CTS’ Thailand manufacturing facility.
(2) EMS segment’s operating earnings of $3,075 includes $3,380 of insurance recovery for property damage related to the fire at CTS’ Scotland manufacturing facility.

Components & Sensors: Components and Sensors first quarter 2012 sales increased $4.4 million, or 6%, from the first quarter of 2011. Automotive sensor and actuator sales increased $1.8 million, or 4%, primarily from new pedal module program ramps.  Sales of electronic components increased $2.6 million, or 10%, from the new piezoceramic HDD product launch and incremental sales from the Valpey-Fisher acquisition, partially reduced by lower demand from telecom equipment providers. Despite the higher sales, segment operating earnings contribution before corporate and shared services charges of $7.3 million decreased $2.5 million from the same period last year primarily due to increased research and development expenses and certain commodity costs of $1.8 million, however, approximately half of this is expected to be recovered in the second quarter.  The quarter was also affected by higher pension expenses as discussed earlier.  Normal start-up inefficiencies related to launching new products and consolidation of certain product lines in Asia also impacted first quarter results unfavorably.

Components and Sensors first quarter 2012 sales increased $5.7 million, or 8%, from the fourth quarter of 2011.  Automotive sensor and actuator product sales grew $2.0 million, or 4%, primarily from the new pedal module program ramps. Sales of electronic component products increased $3.7 million, or 15%, primarily from new piezoceramic product sales for HDD applications and acquisition-related sales.  Despite the higher sales, segment operating earnings contribution before corporate and shared services charges of $7.3 million decreased $2.9 million from the fourth quarter of 2011.  Research and development expenses and certain commodity costs increased as discussed earlier.  In addition, the first quarter was impacted by unfavorable foreign currency fluctuations and less favorable product mix.  The quarter was affected by higher pension expenses as discussed earlier.  Normal start-up inefficiencies related to launching new products and consolidation of certain product lines in Asia also impacted first quarter results unfavorably.

EMS: EMS first quarter 2012 sales decreased $8.9 million, or 11%, from the first quarter of 2011, due primarily to the impact from the Thailand floods. Sales decreased in communications and computer markets, partially offset by increases in industrial markets. Segment operating earnings contribution before corporate and shared services charges was $0.5 million.  This was $1.4 million lower than the first quarter 2011 primarily from the lower sales and flood-related costs incurred in the first quarter 2012 in excess of insurance recoveries.

EMS first quarter 2012 sales decreased $2.7 million, or 4%, from the fourth quarter of 2011. Sales decreased in the defense and aerospace and communications markets, partially offset by increases in the industrial and medical markets. The first quarter segment operating earnings contribution before corporate and shared services charges of $0.5 million was $3.3 million unfavorable to the fourth quarter, primarily on lower sales, less favorable product mix and the lower insurance recovery of $1.6 million for property damage.

Conference Call
As previously announced, the Company has scheduled a conference call on Wednesday, April 25, 2012 at 11:00 a.m. EDT.  Those interested in participating may dial 800-288-8960 (612-338-1040, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 1:30 p.m. EDT on Wednesday, April 25, 2012 through 11:59 p.m. EDT on Wednesday, May 2, 2012. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 244201.  Also, please note that a live audio webcast of the conference call will be available and can be accessed directly from the Web sites of CTS Corporation www.ctscorp.com, StreetEvents www.streetevents.com, Netscape netscape.aol.com, Compuserve www.compuserve.com and others.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, communications, medical, defense and aerospace, industrial and computer markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events and any other statements that are not based solely on historical fact. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on various assumptions as to future events, the occurrence of which necessarily are subject to uncertainties. These forward-looking statements are made subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements, including, without limitation: changes in the economy generally and in respect to the businesses in which CTS operates; unanticipated issues in integrating acquisitions; rapid technological change; general market conditions in the automotive, communications and computer industries, as well as conditions in the industrial, defense and aerospace and medical markets; reliance on key customers; unanticipated natural or other events such as the Japan earthquake and floods in Thailand; the ability to protect our intellectual property; pricing pressures and demand for our products; and risks associated with our international operations, including trade and tariff barriers, exchange rates and political and geographical risks.  For more detailed information on the risks and uncertainties associated with CTS’ business, see the reports CTS files with the Securities and Exchange Commission available at http://www.ctscorp.com/investor_relations/investor.htm.  CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:        Thomas A. Kroll, Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone 574-523-3800  FAX 574-293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended
	April 1	April 3
	2012	2011

Net sales	$146,969	$151,518

Costs and expenses:
Cost of goods sold	124,920	122,358
Insurance recovery for business interruption	(3,627)	-
Selling, general and administrative expenses	19,404	18,372
Research and development expenses	6,109	5,029
Insurance recovery for property damage	(1,769)	-

Operating earnings	1,932	5,759

Other (expense) / income:
Interest expense, net	(210)	(296)
Other	575	1,130
Total other income	365	834

Earnings before income taxes	2,297	6,593

Income tax expense	14	1,477

Net earnings	$2,283	$5,116

Net earnings per share:
Basic	$0.07	$0.15

Diluted	$0.07	$0.15

Cash dividends declared per share	$0.035	$0.03

Average common shares outstanding:
Basic	34,106	34,293

Diluted	34,718	35,075

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited
(In thousands of dollars)

	April 1,	December 31,
	2012	2011

Cash and cash equivalents	$84,441	$76,412
Accounts receivable, net	89,867	88,345
Inventories, net	92,069	92,540
Other current assets	26,838	26,089
Total current assets	293,215	283,386

Property, plant & equipment, net	89,680	84,860
Other assets	125,771	112,569

Total Assets	$508,666	$480,815

Notes payable and current portion
of long-term debt	$-	$-
Accounts payable	74,559	80,468
Other accrued liabilities	41,657	43,769
Total current liabilities	116,216	124,237

Long-term debt	108,700	74,400
Other obligations	18,853	18,881

Shareholders' equity	264,897	263,297

Total Liabilities and
Shareholders' Equity	$508,666	$480,815

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

Earnings per Share

The following table reconciles GAAP earnings per share to adjusted earnings per share for the Company:

GAAP Q1 2012 Earnings Per Share		$ 0.07
Items Impacting Q1 2012 earnings per share:
Thailand flood-related interruption impact on Q1, not yet collected from insurer	0.08
Costs incurred, timing-related, to be recovered from customers in Q2, for prototype billings and rare earth material pricing	0.02
Costs incurred for non-recurring legal costs and product launch costs/product transfers	0.02
Insurance recovery for property damage and expenses for 2011	(0.05)
Total adjustments		0.07

Q1 2012 Adjusted Earnings Per Share		$ 0.14

Additional Information

The following table includes other financial information not presented in the preceding financial statements.

	Three Months Ended
$ In thousands	Apr 1	Apr 3
Expense	2012	2011
Depreciation and Amortization	$ 4,790	$ 4,401
Equity Based Compensation	1,214	1,180

Non-GAAP financial measures are discussed below.

OTHER SUPPLEMENTAL INFORMATION
(continued)

Non-GAAP Financial Measures

Adjusted earnings per share is a non-GAAP financial measure.  The most directly comparable GAAP financial measure is diluted earnings per share.

CTS adjusts for this item because they are discrete events which have a significant impact on comparable GAAP financial measures and could distort an evaluation of our normal operating performance.
CTS uses an adjusted earnings per share measure to evaluate overall performance, establish plans and perform strategic analysis.  Using this measure avoids distortion in the evaluation of operating results by eliminating the impact of events which are not related to normal operating performance.  Because this measure is based on the exclusion or inclusion of specific items, they may not be comparable to measures used by other companies which have similar titles.  CTS' management compensates for this limitation when performing peer comparisons by evaluating both GAAP and non-GAAP financial measures reported by peer companies.  CTS believes that this measure is useful to its management, investors and stakeholders in that it:

- provides a truer measure of CTS' operating performance,
- reflects the results used by management in making decisions about the business, and
- helps review and project CTS' performance over time.

We recommend that investors consider both actual and adjusted measures in evaluating the performance of CTS with peer companies.

Segment Operating Earnings
Segment operating earnings is a non-GAAP financial measure outside the context of the Accounting Standards Codification ("ASC") 280 required reconciliation in the notes to the Company's financial statements.  The most comparable GAAP term is operating earnings.  Segment operating earnings always exclude the effects of restructuring and restructuring-related charges when they are incurred by the Company.  Segment operating earnings exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured.  CTS' management provides the segment operating earnings measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.